Exhibit 10.4

SERVICES AGREEMENT

This Services Agreement (this “Agreement”), dated as of December 1, 2008 (“Effective Date”), is entered into by and between Global Fund Technologies, L.L.C., a Delaware limited liability company,  Spectrum Global Fund Administration LLC, and Spectrum Global Fund Administration (Cayman) (collectively, the “Company”), on the one hand, and AlphaMetrix, LLC, a Delaware limited liability company on its own behalf and on behalf of the entities as described and set forth in Exhibit A attached hereto (collectively, the “Client ”), on the other hand, under the following circumstances:

RECITALS:

A.           WHEREAS, the Company provides certain fund administrative services.

B.           WHEREAS, the Client wishes to engage the Company to provide certain fund administration services, as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

“Affiliate” means, with respect to a Party, any Person that controls, is under common control with or is controlled by such Party.

“Aggregate Net Assets” means the aggregate amount of Client’s assets less any of Client’s liabilities.

“Business Day” means a day on which the New York Stock Exchange is open for trading.

“Commencement Date” means the date on which the Company begins to perform the Administrative Services following the completion of the Implementation Services.

“Company Employee” shall mean any person currently employed by the Company or any agent of the Company retained to provide services to the Company in connection with Company’s obligations hereunder at any time or who has been employed by the Company or served as an agent to the Company during the last 180 days.

“Company System” means the hardware, software, database applications and other systems used by or on behalf of the Company to perform the Services.

“Confidential Information” means, with respect to a Party, all information disclosed by or on behalf of such Party to the other Party in connection with this Agreement, in any form or medium, and regardless of whether marked or otherwise identified as confidential, but excluding (a) information that is publicly available through no fault of the receiving Party; (b) information that was in the receiving Party’s possession prior to its receipt thereof from the disclosing Party; (c) information that is independently developed by the receiving Party without the use of the disclosing Party’s Confidential Information; and (d) information that is lawfully obtained by the receiving Party from a third party without any duty of confidentiality.

“Failure” or “Error(s)” means any act or failure to act by the Company that has a material effect on the financial statements of the Client or their investors.

“Party” means either the Company or the Client, as applicable. “Parties” means both the Company and the Client.

“Person” means any individual or other legal entity, including a corporation, limited liability company or partnership.

“Services” means any services performed or to be performed by the Company hereunder, including the Implementation Services, the Administrative Services, any Additional Services and any Transfer Services.

“Term” means the initial term of this Agreement, together with all renewal terms, each as set forth in Section 4.1.

ARTICLE II
SERVICES

2.1)
Implementation Services.  Upon execution of this Agreement, the Parties shall work together to develop and mutually agree upon a plan for implementing the services to be provided hereunder, including with respect to the transition of responsibility for such services from the Client to the Company (the “Implementation Plan”).  The Parties shall use reasonable efforts to complete the Implementation Plan, and each Party shall devote sufficient resources and provide the other Party with the necessary information to do so.  Upon the Client’s payment of the implementation fee pursuant to Section 3.1, the Company shall perform the services required to complete the Implementation Plan, as set forth therein (the “Implementation Services”).  The Client and the Company shall comply with any applicable requirements agreed in the Implementation Plan.

2.2)
Administrative Services.  Following the completion of the Implementation Services, the Company and the Client shall agree upon a Commencement Date. If the Client chooses to delay such Commencement Date, it may do so for a period of up to ninety (90) days during which period it shall pay the Company a $3,000.00 fee per month.  Beginning on the Commencement Date, the Company shall perform and charge the Client for the administrative services set forth in Schedule I and the registrar and transfer agent services set forth in Schedule II (the “Administrative Services”).  The Administrative Services are subject to the assumptions set forth in Exhibit B; as such assumptions may be revised in accordance with the Implementation Plan.  If there are any material changes to these assumptions during the Term, or if the assumptions are materially incorrect, the Company reserves the right to adjust the fees and payments set forth in Section 3.2 below to compensate for any increase in effort, resources or costs required to deliver the Services to the Client.

2.3)
Additional Services.  The Company may, at its option and in its sole discretion, provide such additional services as requested by the Client from time to time, including the services enumerated in Schedule III (the “Additional Services”).   In the event the Client shall request services or the preparation of any document or report outside the scope or timing of the Services, the Company shall charge and the Client shall pay an additional fee as provided in Schedule III.

2.4)
Performance.  The Company shall perform the Services in a reasonable manner consistent with applicable industry standards.  In addition to any other remedies provided under this Agreement, the Client’s primary remedy for the Company’s failure to perform the Services as required hereunder, or from any errors in or caused by the Company’s performance of the Services, shall be for the Company to make a good faith effort to re-perform the applicable Services or to correct the error within a reasonable time period after the Client notifies the Company of such failure or error.  The Client shall immediately notify the Company of any such failures or errors of which the Client becomes aware and fully cooperate with the Company in its re-performing the applicable Services or correcting such error.  Notwithstanding the foregoing, the Company shall not be responsible or liable for any such failure or error for which the Company did not receive notice from the Client within 30 days after the Client first knew or should have known of such failure or error.

2.5)
Subcontractors.  The Client acknowledges and agrees that the Company may use subcontractors for the performance of the Services; provided that the Company remains responsible for all of its obligations hereunder and for the payment of such subcontractors.

2.6)
Client Directions.  In the course of performing the Services, the Company may receive written or oral instructions or directions from the Client or its employees, agents or representatives with respect to the Services (collectively the “Client Directions”).  The Company may rely upon and comply with any Client Direction in performing its obligations under this Agreement.  If and to the extent that the Company acts or fails to act as a result of its reliance upon any Client Direction, the Company shall be relieved of any liability arising therefrom, and such act or failure to act shall not constitute a breach or non-performance of any warranty or obligation of the Company hereunder; provided that this Section 2.6 shall not relieve the Company from any liability resulting from its gross negligence or intentional unlawful conduct.  If any Client Direction is inconsistent with or conflicts with any provision of this Agreement, the Company may disregard such Client Direction or require that such Client Direction be confirmed in a written amendment to this Agreement.

ARTICLE III
FEES AND PAYMENT

3.1)
Implementation Fee.  The Parties shall mutually agree upon the implementation fee to be paid by the Client to the Company for performing the Implementation Services.  The Client shall pay such fee to the Company in advance of the performance of the Implementation Services. That advance payment shall be based upon a preliminary written estimate of the cost of the Implementation Services.  Such estimates are subject to revision based upon future findings.  In the event that the estimated or actual costs of implementation are revised, the Company and Client may agree on the revised costs or the Client may terminate this Agreement, subject to the Client’s payment for Implementation Services actually rendered prior to such termination.

3.2)
Administrative Services Fees.  The Client shall pay the fees set forth in Exhibit C for the Administrative Services.  The fees set forth in Exhibit C are based on the assumptions in Exhibit B. The Company reserves the right to adjust the fees set forth in Exhibit C if the assumptions in Exhibit B are inaccurate upon giving 60 days prior notice to the Client. Unless otherwise specified in Exhibit C, all fixed recurring fees shall be payable monthly in arrears.  The fees will be based upon monthly Aggregate Net Assets of  the Client based on the actual ending asset balance for the month.  The Administrative Services Fees payable as stated above shall, where appropriate, be pro-rated to and be paid up to and including the date on which this Agreement may be terminated.

3.3)
Additional Service Fees.  Unless otherwise agreed in writing by the Company, all Additional Services, including the Additional Services described in Schedule III, shall be subject to additional fees determined by the Company in accordance with its standard practices and fees as notified to the Client.

3.4)
Expenses.  In addition to the fees set forth in Sections 3.1 – 3.3 above, the Client shall be responsible for all pre-approved direct costs and expenses, including but not limited to, reasonable expenses relating to outside pricing vendors (i.e., Reuters, Bloomberg, Super Derivatives, etc.) incurred by the Company in performing the Services hereunder provided that such costs and expenses are set forth in Schedule III.  The Company shall pass-through such costs and expenses to the Client without any mark-up or premium.

3.5)
Invoices.  Except for Implementation Fees or as otherwise set forth in Exhibit C, the Company shall invoice the Client for all fees, costs and expenses on a monthly basis.  All invoices are payable upon receipt.  All invoices shall be paid in U.S. dollars by bank check or wire transfer in accordance with the payment instructions provided on the applicable invoice.  All invoiced amounts not paid within thirty days shall be subject to a late fee equal to the lesser of (a) 1/2% per month or (b) the maximum rate permitted by applicable law.

ARTICLE IV
TERM AND TERMINATION

4.1)
Term.  The initial term of this Agreement shall begin on the Effective Date and continue for a period of one (1) year following the Commencement Date. Thereafter, this Agreement shall continue in effect in accordance with its provisions from year to year after its initial period unless terminated by either Party upon sixty (60) days’ prior written notice to the other Party or there is an early termination of this Agreement pursuant to Sections 4.2 or 4.3.

4.2)	Termination by the Company. The Company may terminate this Agreement at any time by notice to the Client, if:

a)	the Commencement Date does not occur within 90 days after the completion of Implementation Services;

b)	any invoice hereunder remains unpaid for more than 45 Calendar Days after the Client’s receipt;

c)
the Client materially breaches this Agreement, including by its failure to provide Company with the necessary data in the format reasonably prescribed by the Company,  and does not cure such breach within 30 days after its receipt of notice thereof;

d)
the Client is unable to pay its debts as they fall due, commences negotiations with its creditors with a view toward adjustments or rescheduling of its indebtedness or makes a general assignment of its assets for the benefit of its creditors; or

e)	the Client takes any corporate action or legal proceedings are instituted for the winding-up or dissolution of the Client.

4.3)	Termination by the Client. The Client may terminate this Agreement at any time by notice to the Company, if:

a)	the Commencement Date does not occur within 90 days after the completion of Implementation Services;

b)	the Company materially breaches this Agreement and does not cure such breach within 30 days after its receipt of notice thereof;

c)
the Company is unable to pay its debts as they fall due, commences negotiations with its creditors with a view toward adjustments or rescheduling of its indebtedness or makes a general assignment of its assets for the benefit of its creditors;

d)	the Company takes any corporate action or legal proceedings are instituted for the winding-up or dissolution of the Company; or

e)
The Client does not accept the revised implementation fees submitted to the Client pursuant to section 3.1, provided that the Client must terminate the Agreement within 30 days of the Company providing the revised implementation fees, or the Company may deem it approved and proceed with the implementation.

4.4)
Extension of Cure Period.  The cure periods provided for in Sections 4.2(c) and 4.3(b) shall be extended for up to 120 days (or for such longer period as the Parties may agree in writing) if (a) the breaching Party is making reasonable efforts to cure the breach as promptly as practical, (b) a cure cannot practically be achieved within the initial cure period, and (c) prior to the end of the initial cure period, the breaching Party gives the non-breaching Party notice of the need for an extension, which notice will describe the actions being taken by the breaching Party to cure the breach.

4.5)
Cooperation with Transfer.  Upon expiration or termination of this Agreement, the Company shall cooperate with the Client in the transfer of the Company’s obligations hereunder to the Client or its designee.  Unless otherwise agreed in writing, the Client shall continue to pay the Company its monthly Administrative Services Fee in connection with such cooperation (“Transfer Services”) as well as such reasonable fees as may be required by the Company for performing any extraordinary services requested by the Client. The Company may, at its option and in its reasonable discretion, require that Client pay such fees, or a deposit towards such fees, prior to the Company’s performance of any Transfer Services.  In no event shall the Company be obligated to provide Transfer Services for more than 90 days following expiration or termination of this Agreement.

4.6)
Effect of Termination.  The expiration or termination of this Agreement shall not excuse the Client from the payment of any fees, costs or expenses incurred prior to such expiration or termination.  The following provisions shall survive the expiration or termination of this Agreement for any reason: Articles V, VI, VII, VIII, IX and Sections 4.5, 13.2, 13.4 and 13.8.

ARTICLE V
CONFIDENTIALITY; NON-SOLICITATION; NON-EXCLUSIVITY

5.1)	Confidentiality.

a)
Each Party shall protect the confidentiality of the other Party’s Confidential Information in the same manner that it protects its own confidential information of a similar nature, but in no less than a reasonable manner.  The Company shall only use the Client’s Confidential Information in connection with the performance of the Company’s obligations hereunder.  The Client shall only use the Company’s Confidential Information in connection with the Client’s use and enjoyment of the Services.  Except as necessary for the Company to perform the Services, neither Party shall disclose the other Party’s Confidential Information to any other Person, other than its employees and representatives who have a need to know such Confidential Information and who are bound by confidentiality obligations at least as restrictive as those contained herein.

b)
In the event that either Party is required under applicable law to disclose any of the other Party’s Confidential Information, the Party subject to such requirement shall promptly notify the other Party of such requirement so that the other Party may challenge such requirement or seek an appropriate protective order or other similar protection. Unless advised by legal counsel that such a course of action would expose the Party subject to such requirement to civil or criminal liability, the Party subject to such requirement shall fully cooperate with the other Party in connection with the foregoing; provided that the other Party shall reimburse the Party subject to such requirement for all reasonable out-of-pocket expenses incurred by it with respect to such cooperation.

c)
Notwithstanding anything herein to the contrary, the Company shall have the right to mine, utilize, distribute, sell, share or market aggregated or compiled statistical information obtained or developed by it in the performance of the Services, as long as it does so in a manner that does not reveal or disclose any information which is identifiable with, or specific or attributable to,  the Client or its investors.

5.2)
Non-Solicitation.   Neither the Client nor the Company shall hire or solicit for employment any Employee with whom they have had contact during the Term without the prior written authorization of the other Party.  If one Party  hires an Employee of the other Party, without such authorization, the hiring Party shall pay the other Party an amount equal to such Employee’s total first year compensation at the hiring Party.

5.3)
Non-Exclusivity.   This Agreement or the nature of the services provided to the Client shall not preclude the Company from acting as administrator or for providing services of any nature to any other Person.

5.4)
Publicity.   Neither the Company nor the Client shall distribute any publicity, including press releases, regarding the nature of this Agreement without receiving the prior written approval of the other.  Unless directed otherwise in writing, the Company shall be permitted to refer to the Client as a current or past client.  The Client shall have the right to include the name of the Company and to describe the services provided by the Company in any of the Client’s offering documents, selling brochures or other promotional materials.

ARTICLE VI
LIMITATION OF LIABILITY

In no event shall the Company’s aggregate liability arising under or in relation to this Agreement (including with respect to the performance or non-performance of any Services) exceed the Damages Cap, whether arising under breach of contract, tort or any other legal theory, and regardless of whether the Company has been advised of, knew of, or should have known of the possibility of such damages.  For purposes of this Article VI, the term “Damages Cap” means the average monthly fees actually paid by the Client hereunder multiplied by 12, where such average monthly fees are calculated as the total amount of fees actually paid by the Client during the Term divided by the total number of months during the Term. This Article VI shall not limit a Party’s indemnification obligations under Article IX with respect to damages required to be paid to a third party.  In no event shall this Article VI be deemed to have failed of its essential purpose.

ARTICLE VII
EXCLUSION OF CONSEQUENTIAL DAMAGES

In no event shall either Party be liable for any punitive, exemplary or other special damages, or for any indirect, incidental or consequential damages (including lost profits or lost business opportunity), in each case arising under or in relation to this Agreement (including with respect to the performance or non-performance of any Services), whether arising under breach of contract, tort or any other legal theory, and regardless of whether a Party has been advised of, knew of, or should have known of the possibility of such damages. In no event shall this Article VII be deemed to have failed of its essential purpose.

ARTICLE VIII
WARRANTY DISCLAIMER

The Company hereby specifically disclaims any and all representations or warranties, express or implied, arising by law or otherwise, arising under or relating to this Agreement or the subject matter hereof (including with respect to the Services and the Company System), including any implied warranties of merchantability, fitness for a particular purpose, title, and non-infringement.  Without limiting the foregoing, the Company makes no representations or warranties that the Services will be uninterrupted or error-free.

ARTICLE IX
INDEMNIFICATION

9.1)
Company Indemnity.  The Client shall be responsible for any and all liabilities, claims, damages, judgments, costs and expenses (including court costs and reasonable attorneys’ fees) (collectively, “Losses”) incurred by Company Indemnified Persons as a result of, and shall defend, indemnify, and hold Company Indemnified Persons harmless from and against, any and all third-party claims, actions, suits or proceedings (collectively, “Claims”) to the extent arising from:  (a) the Company’s performance or non-performance of the Services (except to the extent a Claim arises from the Company’s gross negligence or intentional unlawful conduct); (b) Client Directions; (c) Company’s reliance on prices of securities provided by Client or by any third-party vendors providing pricing of securities at the direction or request of Client; or (d) the Client’s gross negligence or intentional unlawful conduct.

9.2)
Client Indemnity.  The Company shall be responsible for any and all Losses incurred by Client Indemnified Persons as a result of, and shall defend, indemnify, and hold Client Indemnified Persons harmless from and against, any and all third-party Claims to the extent arising from the Company’s gross negligence or intentional unlawful conduct in the performance of the Services.

9.3)
Notice.  Neither Party will be liable for any claim for indemnification under this Article IX unless notice of such claim is delivered by the Party seeking indemnification (the “Indemnified Party”) to the Party from whom indemnification is sought (the “Indemnifying Party”).  If any third party notifies the Indemnified Party with respect to any matter which may give rise to a claim for indemnification against the Indemnifying Party under this Article IX, then the Indemnified Party shall notify the Indemnifying Party promptly thereof in writing and in any event within 30 days after receiving such notice from the third party; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless the Indemnifying Party is materially prejudiced thereby.  All notices given pursuant to this Section 9.3 will describe with reasonable specificity the third-party claim and the basis of the Indemnified Party’s claim for indemnification.

9.4)
Participation and Control.  Once the Indemnified Party has given notice of a claim or potential claim under Section 9.3, the Indemnifying Party will be entitled to participate therein and, to the extent desired, to assume the defense thereof with counsel of its choice, provided that the Indemnified Party may participate in (but not control) such defense.  If the Indemnifying Party does not assume the defense of any claim, the Indemnified Party will have the right to undertake the defense of such claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof).

9.5)
Consent.  Neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement of any claim that might give rise to liability of the other Party without such other Party’s written consent, which will not be unreasonably withheld, delayed or conditioned.  If the Indemnifying Party elects to settle any such claim, and the Indemnified Party refuses to consent to such compromise or settlement, then the liability of the Indemnifying Party to the Indemnified Party will be limited to the amount offered by the Indemnifying Party in such compromise or settlement.

9.6)
Indemnified Persons.  In this Article IX, references to “Client Indemnified Persons” and “Company Indemnified Persons” shall mean the Client or the Company, respectively, and its respective partners, members, shareholders, directors, officers, employees, attorneys, agents, representatives and affiliates.

ARTICLE X
RETENTION OF DOCUMENTS AND RIGHT TO INSPECT DOCUMENTS

10.1)
Recordkeeping.  In the absence of any relevant statute to the contrary, it is expected that the Company shall retain all statements, advices, correspondence, valuation working papers, accounting records and other information used in the preparation of the financial statements of the Client for a period not exceeding seven (7) calendar years following the completion of the audited financial statements of the Client for that relevant year.

10.2)
Subject to the above, all relevant information of an ongoing nature with respect to the subscription and redemption documentation shall be retained for the entire period of holding the investment.  Additionally, all relevant information of an ongoing nature with respect to the prevailing Shareholders of the Client including but not limited to subscription applications and redemption requests shall be retained for seven (7) years following redemption from the Client.  If the contract is terminated for any reason, all documents related to the Clients will be sent to the Clients (or new administrator) within 90 days.

10.3)	The Company will also retain one original copy of the financial statements, trial balance and general ledger for each financial period for the period of existence of the Client.

10.4)
The Company agrees that the Client shall have the right to review or allow its agents to review during normal business hours (i) the Client’s accounting books and records, and (ii) such information pertaining to the Company’s anti-money laundering systems and procedures as is reasonably requested by the Client to satisfy itself as to the reliability of the Company’s performance of its money laundering compliance functions on behalf of the Client; provided that such review shall not limit the reasonable access of the Client’s auditors to the Client’s accounting books and records.

ARTICLE XI
DISASTER RECOVERY AND CLIENTS’ INFORMATION

11.1)
In order to protect important information relating to the Client (“Client Information”) held by the Company from destruction or damage by a force majeure event, the Company may arrange for Client’s Information to be stored in electronic form with one or more third parties within or outside the Cayman Islands or the United States of America as designated by the Company from time to time as the Company may deem necessary in the Company's sole discretion.

11.2)
If the Company operates from an alternate location pursuant to its disaster recovery plans, the Company will provide, upon request from the Client, the exact location where original Client records are being stored as soon as reasonably practicable under the circumstances.

11.3)
For the avoidance of doubt, the Company shall not be deemed to be in breach of any obligation of confidentiality to the Client whether contained herein or otherwise as a result of the outsourcing of the storage of Client’s Information pursuant to this Agreement as described herein, however, the Company will use commercially reasonable efforts to ensure that all such Client Information will be kept confidential.

ARTICLE XII
REPRESENTATIONS

12.1)	The Company represents and warrants to the Client that:

(a)	it is duly organized and validly existing under the laws of the jurisdiction of its organization and is in good standing thereunder;
(b)	it has the requisite limited liability company power and authority to enter into, deliver and perform its obligations under this Agreement;
(c)
it will not by entering into this Agreement (i) be required to take any action contrary to its constitutional documents or any applicable statute, law or regulation of any jurisdiction, which the failure to do so would materially limit or materially adversely affect its ability to perform its duties under this Agreement; or (ii) breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or materially adversely affect its ability to perform its duties under this Agreement;

(d)
this Agreement is duly authorized and is a valid and legally binding agreement enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), and assuming the other parties hereto have acted in good faith; and

(e)
to the extent applicable it will maintain in full force and effect all material registrations, licenses or consents of any governmental entity or other authority that may be required in connection with its activities and will comply in all material respects with all applicable laws, regulations and orders to which it may be subject.

Such representations and warranties shall continue during the term of this Agreement and if, at any time, any event has occurred which would make any of the foregoing representations or warranties not true, the Company shall notify the Client in writing.

12.2)	The Client represents and warrants to the Company that:

(a)	it is duly organized and validly existing under the laws of the jurisdiction of its organization and is in good standing thereunder;
(b)	it have the requisite limited liability company power and authority to enter into, deliver and perform its obligations under this Agreement;
(c)
it will not by entering into this Agreement (i) be required to take any action contrary to its constitutional documents or any applicable statute, law or regulation of any jurisdiction which the failure to do so would materially limit or materially adversely affect its ability to perform its duties under this Agreement; or (ii) breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or materially adversely affect its ability to perform its duties under this Agreement;

(d)
this Agreement is duly authorized and is a valid and legally binding Agreement enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), and assuming the other parties hereto have acted in good faith; and

(e)
to the extent applicable it will maintain in full force and effect all material registrations, licenses or consents of any governmental entity or other authority that may be required in connection with its activities and will comply in all material respects with all applicable laws, regulations and orders to which it may be subject.

Such representations and warranties shall continue during the term of this Agreement and if, at any time, any event has occurred which would make any of the foregoing representations or warranties not true, the Client shall notify the Company in writing.

ARTICLE XIII
GENERAL

13.1)
Assignment and Delegation.  Except as expressly provided in this Section 13.1, neither Party may assign or delegate (whether by operation of law or otherwise) this Agreement (or any of its rights or obligations hereunder) without the prior written consent of the other Party, and any such attempted assignment shall be void.  The Company may assign this Agreement in its entirety, together with all of its rights and obligations hereunder, to an Affiliate or in connection with the sale or disposal of substantially all of its assets.  If a permitted assignee agrees in writing to be bound by this Agreement, then the assigning Party shall have no further liabilities or obligations hereunder.  In addition, the Company may use subcontractors in the performance of its obligations hereunder as permitted by Section 2.5.  Subject to the foregoing limitations, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

13.2)
Ownership.   As between the Company and the Client, the Company owns all right, title and interest in and to the Company System, and to any and all intellectual property rights therein (including patents, copyrights and trade secrets).

13.3)	Amendment. This Agreement may be amended only by a written instrument executed and delivered by both Parties.

13.4)
Notices.  Any notice required to be given hereunder shall be sent in writing and delivered personally by hand, sent by reputable, overnight courier service (charges prepaid), sent by registered or certified mail (postage prepaid, return receipt requested) or by facsimile, to the address set forth below, or to such other address specified by the applicable Party by prior notice in accordance with this Section 13.4.  Such notices shall be deemed given:  (a) if personally delivered, at the time of delivery; (b) if sent by overnight courier service, at the time such courier service records as the time of delivery; (c) if sent by registered or certified mail, at the time of delivery; and (d) if sent by facsimile, at the time when confirmation of successful transmission is received by the sending facsimile machine.  Notices sent by any other means (including email) shall not constitute notice hereunder unless it is acknowledged by the receiving Party pursuant to a means set forth in this Section 13.4.

If to the Company:

Global Fund Technologies, L.L.C.
33 West Monroe, Suite 1000
Chicago, Illinois  60603
Attention: Michael Griffin
Facsimile:  (312) 602-5560

If to an offshore Client:

c/o Stuarts Corporate Services Ltd.
PO Box 2510 GT
Grand Cayman, Cayman Islands

If to an onshore Clients:
c/o AlphaMetrix, LLC, as Sponsor
181 W. Madison, Suite 3825
Chicago, IL 60602

With copy to:

AlphaMetrix, LLC, as Sponsor to the Clients
181 W. Madison, Suite 3825
Chicago, IL 60602
Facsimile:  312-267-8484

With Respect to Legal and Compliance Matters:

Attention:  Heidi Rauh and Lisa Tamburini
Email:  hrauh@alphametrix.com and ltamburini@alphametrix.com
Facsimile:  312-267-8484

With Respect to Fund Administration:

Attn:  Karen Kregor and Steve Hecker
Email:  kkregor@alphametrix.com and shecker@alphametrix.com
Facsimile:  312-267-8484

With Respect to Fund Accounting:

Attn:  Karen Kregor and Laura Morrissy
Email:  kkregor@alphametrix.com and lmorrissy@alphametrix.com
Facsimile:  312-267-8484

13.5)
Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.  Counterparts delivered by facsimile or other electronic means shall be deemed to be an original.

13.6)
Captions; Recitals.   The captions and numbers of the various sections hereof are included for convenience of reference only and do not in any way affect the meaning or interpretation of the substantive provisions hereof.  The recitals set forth above are hereby incorporated in and made a part of this Agreement by this reference.

13.7)
Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to give effect to the intent of the Parties hereto.  The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the maximum extent possible, the economic, business and other purposes of such void or unenforceable provision.

13.8)
Governing Law; Consent to Jurisdiction.   This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflict, of the State of Illinois.  Each Party hereby consents to the exclusive personal jurisdiction of any state or federal court sitting in the State of Illinois, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each Party agrees not to assert in any action or proceeding arising out of or relating to this Agreement that the venue is improper, and waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought, and waives any bond, surety or other security that might be required of any other Party with respect thereto.

13.9)
Waiver of Breach.   No waiver of a breach of any provision of this Agreement by either Party shall be effective unless made expressly in writing and no such waiver shall constitute or be construed as a waiver by such Party of any future breach of the same or any other provisions of this Agreement.

13.10)
Entire Agreement.  This Agreement (including the Exhibits and Schedules attached hereto) constitute the entire agreement between the Parties and supersedes any prior or contemporaneous understandings, agreements or representations by or between the Parties, written or oral, related in any way to the subject matter hereof.  For the avoidance of doubt, notwithstanding any statements contained in Client’s fund documents, this Agreement is the exclusive agreement between Company and Client regarding Company’s obligations to Client.

13.11)	Costs and Expenses. Except as specifically set forth in this Agreement, each Party shall bear its own costs and expenses incurred in connection with the performance of its obligations hereunder.

13.12)
Force Majeure.  Except for any payment obligations, neither Party shall be responsible for or liable for failure to perform any part of this Agreement or for any delay in the performance of any part of this Agreement that directly or indirectly results in whole or in part from any event or contingency beyond the Party’s control, including foreign or domestic embargoes, interference by civil or military authorities, acts of God, acts of war or terrorism, or threats of same, failure of common carriers or telecommunications systems, the lack of usual means of transportation or strikes or labor disputes.

13.13)
Interpretation.   The descriptive headings of the Agreement are inserted for convenience only and shall not constitute a part of this Agreement.  The words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”  Except as otherwise indicated, all references in this Agreements to “Articles,”  “Sections,” or “Exhibits” are intended to refer to Articles, Sections and Exhibits to this Agreement.  The terms “hereof”, “hereunder”, “herein” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise expressly indicated, all references to days, months or years are references to calendar days, months and years, respectively.  Each Party has participated in the drafting of this Agreement, and has reviewed and adopted the language in this Agreement as a correct expression of the Parties’ intent, and consequently this Agreement shall be interpreted without reference to any rule or precept of law to the effect that any ambiguity in a document be construed against the drafter.

13.14)
Irreparable Harm.  Each Party acknowledges and agrees that the other Party will be irreparably harmed in the event that it breaches Article V and that monetary damages alone cannot fully compensate the other Party for such harm.  Accordingly, each Party hereby agrees that the other Party shall be entitled to injunctive relief to prevent or stop breaches of such provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, without the requirement of posting any bond.

13.15)	Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties, their respective successors and permitted assigns.

 [Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Agreement to be effective as of the Effective Date.

COMPANY:

Global Fund Technologies, L.L.C.

_____________________________________

Name:    Michael Griffin

Title:      Chairman

Date Signed: 12/12/08

Spectrum Global Fund Administration LLC

_____________________________________

Name:    Michael Griffin

Title:      Chairman

Date Signed: 12/12/08

Spectrum Global Fund Administration (Cayman)

_____________________________________

Name:           Michael Griffin

Title:           Chairman

Date Signed: 12/12/08

CLIENT:

AlphaMetrix, LLC
_____________________________________

Name:  _______________________________

Title:    _______________________________

Date Signed: __________________________

AlphaMosaic (US) LLC

By:  AlphaMetrix, LLC as Manager
_____________________________________

Name:  _______________________________

Title:    _______________________________

Date Signed: __________________________

AlternativeEdge Short-Term Traders Index Tracker Fund LLC

By:  AlphaMetrix, LLC as Manager
_____________________________________

Name:  _______________________________

Title:    _______________________________

Date Signed: __________________________

CLIENT:

Signed By:  Garry Wilkins/John Fleming for and on

Behalf of AlphaMosaic SPC, AM Trading SPC, each of the AlphaMetrix

Master Funds listed on Exhibit A hereto, and the Cayman Islands AlphaMetrix

“Fund of Funds” listed on Exhibit A hereto

_____________________________________

Name:     _______________________________

Title:       __________    Directors _____________________________

Date Signed: __________________________

EXHIBIT A DATED AS OF DECEMBER 12, 2008:

AlphaMosaic (US) LLC, a Delaware series limited liability company and each of the separate series formed thereunder

AlphaMosaic SPC, a Cayman Islands segregated portfolio company and each of the segregated portfolios formed thereunder

AM Trading SPC, a Cayman Islands segregated portfolio company and each of the segregated portfolios formed thereunder

AlphaMetrix Managed Futures LLC (Aspect Series)

AlphaMetrix Master Funds, a group of investment funds within the AlphaMetrix Managed Account Platform, each individually an exempted company incorporated under the laws of the Cayman Islands with limited liability

AlphaMetrix AlphaQuest Fund - MT0126
AlphaMetrix Cabana Fund - MT0128
AlphaMetrix Conquest Fund - MT0129
AlphaMetrix Crabel Two Plus Fund - MT0130
AlphaMetrix Dominion Fund - MT0131
AlphaMetrix Fall River Fund - MT0132
AlphaMetrix GLC Fund - MT0133
AlphaMetrix Mapleridge Fund - MT0134
AlphaMetrix Quantum Fund - MT0136
AlphaMetrix Quantmetrics Directional Fund - MT0137
AlphaMetrix Revolution Fund - MT0138
AlphaMetrix SCT Fund - MT0139
AlphaMetrix Swiss Systematic Fund - MT0140

AlphaMetrix “Fund of Funds”

AlternativeEdge Short-Term Traders Index Tracker Fund LLC

AlternativeEdge Short-Term Traders Index Tracker Fund Ltd.

AIS Trading Strategies Ltd.

EXHIBIT B:    ASSUMPTIONS

Fund Activity
➢	2K trades per any one file & 20K trades per day in the entire database.
➢	Approximately 8500 positions held
➢	Approximately 500 investors
➢	FCM/Prime BrokerageRelationships – Newedge, UBS, Citi, Barclays, RBC
➢	Trading Advisor Relationships - 75
➢	Products Traded – exchange traded futures and options, FX and security futures
➢	Method of shareholder statement delivery – Email and Web
➢	Utilize Global Fund Technologies Standard Chart of Accounts

Should the above numbers be exceeded, Company and Client will open discussion for revised pricing & deliverable timing

Management Reporting

Implementation

Extraordinary Requests

➢	The financial information provided pursuant to this agreement will be completed using the Global Fund Technologies standard chart of accounts.

Requirements of Data Submission to Global Fund Technologies

➢
The Client will submit all data using the Company’s upload template for all transactions. Modifications to this template or alternative electronic means to transfer the data to the Company may be made with the Company’s approval, at the client’s expense. The Client is responsible for arranging the cooperation of third party vendors to adhere to the aforementioned requirements for data received through such third parties, i.e. an order management system or an executing broker.

➢
The Client is responsible for arranging the cooperation of each Prime Broker to send data files, which include but are not limited to, daily activity and holdings in an acceptable electronic format in accordance with the file specifications provided by the Company to facilitate the use of the CheckFree NXG reconciliation system.

➢
The Client is responsible for arranging the cooperation of each Prime Broker to provide data files in an acceptable format in accordance with the specifications provided by the Company, to include trial balance accounts, holdings, holding acquisition dates, tax lots and any other pertinent data where applicable during the implementation process. If data is cannot be delivered by the Prime Broker in acceptable electronic formats to facilitate the use of the automation tools employed by the Company, the pricing of services as outlined in Exhibit C will be materially affected.

EXHIBIT C: SERVICE FEES AND PAYMENT

The annual basis points rate will be charged on a monthly basis in advance. The fee will be calculated on aggregate net assets as of the most recent Net Asset Value.  Fees are due upon invoice and no later than 10 days of invoice.  The annual rate for the Services described in Schedules I and II shall be as follows:

Funds
AM Trading SPC, AlphaMosaic (US) LLC, AlphaMosaic SPC, Short Term Traders Index Tracker Fund, Ltd,  Short Term Traders Index Tracker Fund, LLC, AlphaMetrix Managed Futures LLC, AIS Trading Strategies, Ltd.

Asset Size at the Feeder Level	Basis Point Charge
Assets ranging from $ 0 - $ 1.5 billion	10 basis points
Assets over $ 1.5 billion	8 basis points

Subject to a monthly minimum fee of:	$2,000 per CTA

FEES FOR FUTURE GROWTH:

ADDING CTA’S TO THE PLATFORM	FEE
Implementation fee if Trader uses our template	2,500
Implementation fee with Interface Development	5,000
(plus the addition to the monthly minimum mentioned above of $2,000 per CTA)

ADDING FOF’S	FEE
Implementation fee	5,000
Annual fee (paid monthly) for additional FOF	5 basis points
STTF	4 basis points

**  If a FOF product holds additional investments outside of the AlphaMetrix structure, additional fees need to be discussed

Fees charged in addition to the above:

implementation fee

One time implementation fee to be determined, contingent upon development work schedule transparency reporting and any customized reporting

Tranparency Reporting Fees to be determined based on a number of parameters (number of investors that require this, number of positions we are reporting on, and type of transparency reports they require – transactions, holdings, p&l, general ledger, sector, currency, custodian).  Any additional customized reporting may require an additional fee.

transfer between fcm’s

We will not charge for adding a new FCM to the platform.  However, if certain FCM accounts close, and we need to transfer all assets from one FCM account to another, an additional charge may apply data extracts

Should you (or any of your third party service providers) require data extract development, an additional charge may apply

Registered office fees: Offshore Funds

TO BE DISCUSSED IF SUCH SERVICES ARE UTILIZED

Wiring instructions:

The Private Bank and Trust
Chicago, IL 60602
Bank ABA #: 071006486
Bank Account #: 124587

(FULL DAILY)

SCHEDULE I

The Company shall, in its capacity as administrator of the Client, perform the following services:

a)	Maintain books and records related to the following services:

(i)
Daily processing of portfolio transactions and corporate actions. Trades need to be received electronically using the Company’s automated/electronic standard template or its equivalent. If trades are received manually, additional charges apply.

(ii)
Daily cash reconciliations with the Prime Broker normally on T + 1. It is the responsibility of the client to obtain an appropriate automated electronic environment from the Prime Broker for the company to complete this service. If the Prime Broker cannot facilitate this, the fee schedule and timeline will be impacted based upon volume and the manual environment.

(iii)
Daily position reconciliations on a trade date basis with the Prime Broker normally on T + 1. It is the responsibility of the client to obtain an appropriate automated electronic environment from the Prime Broker for the company to complete this service. If the Prime Broker cannot facilitate this, the fee schedule and timeline will be impacted based upon volume and the manual environment.

b)
Facilitate pricing of portfolio securities, as directed by the client, through third party pricing services and brokers. Prices must be received directly by Company from the third party. Global Fund Technologies does not perform valuation services and does not assume any responsibility related to the accuracy of security prices. Costs related to third party pricing will be passed-through to the funds as a reasonable out of pocket cost. It is the client’s responsibility to ensure that the pricing policy and procedures are consistent with the terms of the Private Placement Memorandum.

(i)
For non-exchange traded securities the client will use their best efforts to obtain third party pricing. The third party will send the prices directly to Global Fund Technologies. For those securities that are not priced via a third party the client will provide Global Fund Technologies the prices.

c)	Daily reporting of P&L estimates and positions. These will be delivered on T unreconciled/unaudited, normally by 9 pm EST.

d)	Standard reporting as agreed upon in the implementation phase. Custom reports will require extra charges and time.

e)	Calculation of net asset value as of each valuation period and in accordance with the constitutional and offering documents of the client.

f)	Financial statements including balance sheet and income statement as of each valuation period.

g)
Investor book allocations and calculations of fees payable by or to client as of each valuation period. including management and incentive fee calculations including the calculation of any fee reductions or rebates and any administrative or other fees payable

h)
To calculate performance fees separately with respect to each series of shares or interests and, with respect to series at or above their respective high water marks at the end of a valuation period, to consolidate (i.e., “roll up”) such series.

i)	Trial balance as of each valuation period.

j)	Record fund expenses as of each valuation period.

k)	To prepare and submit investor statements for each valuation period in electronic format to a web portal and/or via email.

l)	Receive and process investor subscriptions and redemptions, including sending email confirmations to the investor and the Sponsor.

m)
Arrange to issue and/or transfer previously issued Shares, as appropriate, in order to satisfy the relevant subscriptions (or, is so required, arrange for the deposit of subscription funds pending their application) and effect redemptions of Shares.  For non-US entities, prepare and submit to client a monthly share pool register report showing authorized shares and share capital and the amount of shares and share capital issued to date.    Any further calculations or analysis of report to be completed by client.

n)
Take reasonable steps to verify that all signatures of investors on redemptions requests or transfer requests or other formal communications from investors are consistent with the signatures as per the original subscription agreements and execution pages or amendments thereto of which the Company has actual notice.

o)
If the Company is able to do so, to deal with and reply to all correspondence addressed to the Company in relation to the subscriptions, redemptions, conversions and transfers of Shares or Interests or otherwise; provided that, in the event of any dispute or material question in connection with the issue, ownership, redemption or otherwise of any Shares, the matter shall be referred to the Directors of the Client and the Company shall take such action as may reasonably be required by them.

p)
Report applicable data via the investor information report to the Client providing list of United States Persons who are shareholders in the Client in a manner agreed with the Client.  Any further calculations or analysis of report to be completed by client.

q)
Provide a written report when so required, upon written request by any Director or Manager of the Client for the purpose of assisting them in any presentation to the Client’s Board of Directors and/or general meeting.

r)	Perform investor Anti-Money Laundering and Know Your Customer checks.

s)	Respond to audit information requests relative to the books and records described above.

t)	Respond to tax information requests relative to the books and records described above. Global Fund Technologies does not prepare tax returns or 1099 reports.

u)
With the exception of Investor Records, Global Fund Technologies does not load historical records from previous administrators. Global Fund Technologies will not audit or reconcile previous administrator records. During implementation, the client will ensure Global Fund Technologies receives appropriate fully reconciled information from the previous administrator. Global Fund Technologies will not prepare an NAV, financial statements or investor statements until beginning balances of the trial balance are fully reconciled by the previous administrator.

SCHEDULE II (Offshore only)

Registrar & Transfer Agent Services

The Company shall, in its capacity as the registrar and transfer agent of the Client perform the following services:

1.           Receive subscription documents and redemption requests and check for accuracy and completeness.

2.           Scan and process subscription documents and redemption requests in accordance with procedures indicated in the Client’s offering documents or other procedures established in writing by the Client and distributed to all appropriate parties.

3.           Perform anti-money laundering (“AML”) compliance review in accordance with the applicable laws and regulatory requirements, including without limitation, ensuring that subscriptions are paid from the account of the beneficial owner and that the investor is not a designated national and blocked person by comparing to the list maintained by the US Office of Foreign Assets Control (“OFAC List”).

4.           Confirm receipt and disbursement information against applicable supporting documents and applicable bank statements.

5.           Upon agreement of subscriptions for the current period, enter the information into the Global Fund Technologies system, complete subscription/redemption confirmations, email signed confirmations to Investors and any applicable parties.

6.           Update investor information as needed.

SCHEDULE III

The Company, in its capacity as administrator of the Client, may perform the following additional services.  Should any of these services be requested or otherwise performed, it will constitute an agreement to the fees outlined below:

▪	Included in the implementation fee is the cost associated with parallel processing with the Company or another administrator engaged by the Company.

▪	Audit support that exceeds 50 hours per year, will be billed at a rate of $100 per man hour, billed monthly.

▪	Third party pricing fees, billed monthly (direct costs are passed through to the Client).

▪	Custom reports, billed at a rate of $100 per man hour for development costs.

▪	Fed ex, UPS or other delivery and postage fees charged to fulfill any hard copy information requests from the client, auditors, investors or any other party.

▪	Any other work outside the scope of Schedule I to be billed at $100 per man hour, or as agreed upon with the Client.

Optional Additional Services (Requested by Client)

  Include    Exclude

☐	☐
Preparation of year-end financial statements with full disclosures to be provided to the external auditors of the client. These financial statements are intended to be those on which the auditors will base their opinion ($7,500 per legal entity per annum OR $15,000 per master feeder fund structure per annum).

☐	☐	Account for the Company’s investor side pocket agreements within the process of completing investor allocations (One Time Setup Fee: $1,000; subsequent $150 per side pocket agreement, per month).

☐	☐	Manually distribute monthly hard-copies of investor statements ($25 per investor)

☐	☐	Manually distribute audited financial statements and investor statements ($25 per investor)

☐	☐	Investor services cash management fees (to be determined based upon requirements). Facilitate cash management services for investor activity via a third party banking relationship.

☐	☐	Remote system access (to be determined based upon scope).

  Include    Exclude

☐	☐
Facilitate pricing through third-party sources as directed by Client, and Client will reimburse Company for all costs related to such pricing, including from any secondary sources, if applicable.  Any pricing policy directed by Client must meet the requirements of the PPM and Client, not Company, will be responsible for the validity / accuracy of the third-party pricing.  For non-exchange traded securities or private offerings, Client may direct third-parties to send prices directly to Company provided such direction is consistent with the requirements of the fund’s documents.

☐	☐
Facilitate the preparation of tax allocations by investor, M-1 timing adjustments and other tax related work through a third party source as directed by the Client.  The Client will pay for these services directly to the third party or reimburse Global Fund Technologies for the cost of this work.  Global Fund Technologies is not a tax preparer and is not responsible for the work of the third party tax provider.

☐	☐	Look-through reporting and segmentation for portfolio and/or investor information ($10,000 per year).